Exhibit 10.2

CONFIDENTIAL

April 30, 2008

United Online, Inc.

21301 Burbank Boulevard

Woodland Hills, California  91367

Attention: Mark Goldston

Re:          Acquisition of FTD Group, Inc.

Ladies and Gentlemen:

You have advised us that United Online, Inc. (“Online”) intends, through a newly created wholly-owned subsidiary (the “Acquisition Sub”), to acquire all of the outstanding shares (the “Acquisition”) of FTD Group, Inc. (the “Company”) pursuant to the Merger Agreement dated as of April 30, 2008 (the “Merger Agreement”) among Online, the Company and Acquisition Sub.  You have also advised us that in connection with such transaction, the Company’s existing senior secured credit facility and 7.75% senior subordinated notes will be refinanced as described herein (the “Refinancing”) and related fees and expenses (the “Fee and Expense Payments”) will be paid.  The Acquisition, Refinancing, Fee and Expense Payments and other related transactions are collectively referred to herein as the “Transaction”.  The approximate amounts to be expended in connection with the Transaction are set forth in the Sources and Uses Table attached as Schedule I to the Summary of Terms and Conditions attached hereto as Annex A (the “Summary of Terms” and, together with this letter and the other annexes and schedules attached hereto, the “Commitment Letter”).  The term “Credit Parties” as used herein refers collectively to Intermediate Co (as such term is defined in the Summary of Terms), the Company, the Acquisition Sub and all subsidiaries of such companies after giving effect to the consummation of the Transaction.  The Refinancing will be effectuated through (i) the repayment of the Company’s existing senior secured credit facility and (ii) the acquisition by the Company of its 7.75% senior subordinated notes pursuant to a tender offer and consent solicitation and the covenant defeasance of any such notes not so acquired in such tender offer.

We understand that the total cash proceeds required to consummate the Transaction will be either approximately (a) $804.4 million if Online, in accordance with the Merger Agreement, elects to issue the Online Debt (as defined below) or (b) $789.0 million if, in accordance with the Merger Agreement, Online does not issue the Online Debt and, instead, issues alternative debt of Online in substitution therefor (the “Alternative Online Debt”), in each case without giving effect to any reduction in Cash Merger Consideration as a result of any Dissenting Common Stock (as defined in the Merger Agreement).  The proceeds used to consummate the Transaction will be provided as follows:  (i) the $450 million Senior Secured Credit Facilities described in the Summary of Terms (the “Senior Credit Facilities”), (ii) the issuance, in accordance with the Merger Agreement, of approximately 12.35 million shares of Online’s common stock to shareholders of the Company (the “Online Equity Issuance”), and (iii)

(A) in the circumstances described in clause (a) of the preceding sentence, (x) cash equity contributions by Online to the Acquisition Sub through Intermediate Co financed with cash on hand of Online of approximately $197.5 million and (y) the issuance to shareholders of the Company of $100.0 million of senior secured notes of Online (the “Online Debt”) except to the extent the Online Debt is reduced in connection with an initial public offering of Classmates Media Corporation as described in the Merger Agreement (collectively, “Financing Scenario 1”) or (B) in the circumstances described in clause (b) of the preceding sentence, cash equity contributions by Online to the Acquisition Sub through Intermediate Co financed with cash on hand of Online and cash proceeds of the Alternative Online Debt in an aggregate amount equal to the difference between (x) approximately $789.0 million and (y) the sum of clauses (i) and (ii) above (with clause (ii) being equal to approximately $131.8 million)1 (collectively, “Financing Scenario 2”).  The Revolving Credit Facility (as such term is defined in the Summary of Terms) will be unfunded on the Closing Date (as such term is defined in the Summary of Terms) other than up to approximately $6.4 million in outstanding letters of credit.

Wells Fargo Bank, National Association (“Wells Fargo”) is pleased to inform you that it hereby commits to provide the entire principal amount of the Senior Credit Facilities and to act as the sole and exclusive administrative agent (“Administrative Agent”) for the Senior Credit Facilities and the sole and exclusive lead arranger and book manager (the “Lead Arranger”) for the Senior Credit Facilities.  Wells Fargo reserves the right to arrange for a syndicate of financial institutions and institutional investors (including Wells Fargo) (each such financial institution and institutional investor being a “Lender” and, collectively, the “Lenders”) to participate in the Senior Credit Facilities.  Our fees for such services are set forth in the accompanying confidential fee letter (the “Fee Letter”).

The foregoing commitment is expressly subject to (i) from June 30, 2007 through the date hereof, there having not been any Company Effects (as defined in the Merger Agreement) that constitute a Company Material Adverse Effect (as defined in the Merger Agreement), (ii) no material disruption or material adverse change occurring after the date of this Commitment Letter in the financial or capital markets generally or in the market for syndicated credit facilities generally that in the reasonable judgment of the Lead Arranger would materially adversely affect the Successful Syndication (as defined in the Fee Letter) of the Senior Credit Facilities, as contemplated by this Commitment Letter, including after giving maximum effect to all of the changes to the Senior Credit Facilities permitted pursuant to the Fee Letter, (iii) the satisfaction of the terms and conditions set forth in this paragraph and Annex B attached hereto and the execution by Acquisition Sub on the Closing Date of the agreement contemplated by the Fee Letter pursuant to which all remaining obligations under the Fee Letter are assumed by Acquisition Sub, and (v) the absence of any competing offering, placement or arrangement for any debt security or bank financing (other than (A) the Online Debt, (B) the Alternative Online Debt, provided that you use commercially reasonable efforts to coordinate with Wells Fargo in offering, placing or arranging for the Alternative Online Debt or (C) senior debt of Online in an amount not to exceed $60 million, provided that you use commercially reasonable efforts to coordinate with Wells Fargo in offering, placing or arranging for such debt) by or on behalf of you, Intermediate Co or any of the Credit Parties.  If requested by the Lead Arranger, the

1 Assumes 12.35 million shares (based upon a fixed exchange ratio of 0.4087 Online shares per Company share) issued at $10.68 per share.  Actual market price to be determined at the time of issuance.

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Company shall use commercially reasonable efforts to obtain, at least 30 days prior to the Closing Date, an LT issuer rating from Moody’s Investors Service, Inc. and an issuer credit rating from Standard & Poor’s Ratings Service, in each case, giving pro forma effect to the consummation of the Transaction.

Notwithstanding anything in this Commitment Letter or the Fee Letter to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Senior Credit Facilities on the Closing Date shall be (i) such representations made by the Company in the Merger Agreement as are material to the interests of the Lenders in their capacity as Lenders, taken as a whole (but only to the extent that a breach of such representations in the Merger Agreement would constitute the failure of a condition precedent to the obligations of Acquisition Sub and Online to close the Acquisition on the Closing Date in accordance with the terms of the Merger Agreement), and (ii) the Specified Representations (as defined below), and (b) the terms of the documentation for the Senior Credit Facilities shall be such that they do not impair the availability of the Senior Credit Facilities on the closing date of the Acquisition if the conditions set forth in the preceding paragraph are satisfied (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of stock certificates which have been provided to Online) is not provided on the closing date of the Acquisition after your use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Senior Credit Facilities on such closing date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the Lead Arranger and the Company).   As used herein, “Specified Representations” means representations relating to organizational power and authority to enter into the documentation relating to the Senior Credit Facilities, due execution, delivery and enforceability of such documentation, Federal Reserve margin regulations and the Investment Company Act, the representations and warranties set forth in this Commitment Letter relating to Information and Projections and perfection of and priority of security interests (other than to the extent any security interest in the intended collateral is not required to be provided on the Closing Date in accordance with this paragraph) and the accuracy of the Closing Date Certificate to be delivered pursuant to the terms of Annex B attached hereto.

The Lead Arranger will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among potential Lenders, any titles offered to potential Lenders and the amount and distribution of fees among the Lenders and will use commercially reasonable efforts to select potential Lenders under the Revolving Credit Facility reasonably acceptable to you.  You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation other than as expressly set forth in the Summary of Terms and the Fee Letter will be paid in connection with the Senior Credit Facilities unless you and we shall so agree.  You agree actively to assist the Lead Arranger in completing a Successful Syndication.  Without limiting your obligations to assist with syndication efforts as set forth herein, the Lead Arranger agrees that neither the completion of syndication nor a Successful Syndication is a condition to its commitments hereunder or the funding of the Senior Credit Facilities.  Such assistance shall include (i) your using commercially

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reasonable efforts to ensure that the syndication efforts benefit from your lending and investment banking relationships as well as those of the Credit Parties, (ii) your using reasonable efforts to make certain members of your management available during regular business hours (upon reasonable advance notice) to answer questions regarding the Senior Credit Facilities, (iii) your using reasonable efforts to make certain members of the management of the Company and its Subsidiaries as well as your consultants and advisors available during regular business hours (upon reasonable advance notice) to answer questions regarding the Senior Credit Facilities, (iv) your using reasonable efforts to provide or cause to be provided to us information reasonably deemed necessary by us to complete the syndication and you assisting (and using commercially reasonable efforts to cause the Credit Parties to assist) in the preparation of a Confidential Informational Memorandum to be used in connection with the syndication, and (v) the hosting by you and the Company of one or more meetings with prospective Lenders.  You further agree to use reasonable efforts to ensure that there is a period of not less than 30 days following the completion of the Confidential Information Memorandum for the syndication of the Senior Credit Facilities.  In addition, you agree to continue to assist the Lead Arranger after the Closing Date in completing a syndication satisfactory to it until the earlier of (i) 90 days following the Closing Date or (ii) the completion of a Successful Syndication.

You acknowledge that (i) the Lead Arranger on your behalf will make available certain information on IntraLinks or another similar electronic system and (ii) certain prospective Lenders may have personnel that do not wish to receive Private Lender Information (referred to below).  You agree, at the request of the Lead Arranger, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Senior Credit Facilities, consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to Online, the Company or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”.  You further agree that, until the earlier of (i) 90 days following the Closing Date and (ii) the completion of a Successful Syndication, each document to be disseminated by Wells Fargo to any Lender in connection with the Senior Credit Facilities will, at the request of Wells Fargo, be identified by you as either (x) containing Private Lender Information or (y) containing solely Public Lender Information.  You acknowledge that, unless you notify Wells Fargo otherwise, the following documents contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information): (1) drafts and final definitive documentation with respect to the Senior Credit Facilities (other than the separate disclosure schedules referred to therein); (2) administrative materials prepared by Wells Fargo for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (3) notification of changes in the terms of the Senior Credit Facilities.

You hereby represent that to your knowledge, (i) all written information, other than the Projections (as defined below), forward looking information and information of a general economic or industry nature, which has been or is hereafter made available to us or the other Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the “Information”) is or will be, in the case of Information made available

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after the date hereof, when taken as a whole, complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made, and (ii) all financial projections concerning the Company and its subsidiaries that have been or are hereafter made available to us or the other Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the “Projections”) have been or will be, in the case of Projections made available after the date hereof, prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made, it being understood and agreed that the financial projections are not a guarantee of financial performance and actual results may differ from the Projections and such differences may be material.  You agree to supplement the Information and the Projections from time to time, until the earlier of (i) 90 days following the Closing Date and (ii) the completion of a Successful Syndication, so that the representation in the preceding sentence is correct.  In arranging and syndicating the Senior Credit Facilities, the Lead Arranger will be using and relying on the Information and the Projections without independent verification thereof.

You hereby agree to pay our reasonable documented costs and expenses (including the reasonable documented fees and expenses of outside counsel, reasonable professional fees of consultants and other experts hired upon the request of any prospective Lender and reasonable out-of-pocket expenses, including without limitation syndication expenses and Intralinks expenses) incurred before or after the date of this Commitment Letter arising in connection with this Commitment Letter, the Definitive Senior Financing Documents (as defined in the Summary of Terms), the syndication of the Senior Credit Facilities and the other transactions contemplated hereby; provided, however, that in the event the Senior Credit Facilities are not funded, you shall not be required to pay any such costs and expenses in excess of $200,000.  You hereby further agree to indemnify and hold harmless Administrative Agent, the Lead Arranger and each Lender (including Wells Fargo) and their respective affiliates and each director, officer, employee, agent, attorney and affiliate thereof (each such person, an “indemnified person”) from and against any claims, damages payable to third parties, liabilities or other expenses to which an indemnified person may become subject, insofar as such claims, damages payable to third parties, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Transaction and the other transactions contemplated by this Commitment Letter, the Fee Letter, the extension of the financing contemplated hereby, the Senior Credit Facilities or any use or intended use of the proceeds of any of the loans and other extensions of credit contemplated hereby, and to reimburse each indemnified person for any reasonable documented legal or other expenses incurred in connection with investigating, defending or participating in any such investigation, litigation or other proceeding (whether or not any such investigation, litigation or other proceeding involves claims made between you, any of Intermediate Co, its subsidiaries or any third party and any such indemnified person, and whether or not any such indemnified person is a party to any investigation, litigation or proceeding out of which any such expenses arise); provided, however, that the indemnity and reimbursement obligations contained herein shall not apply to the extent that it is determined in a final judgment by a court of competent jurisdiction that such claims, damages payable to third parties, liabilities or other expenses result from the gross negligence, or willful misconduct of, or breach of this Commitment Letter, Fee Letter or the nondisclosure agreement previously entered into by you and us relating to the

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Acquisition (the “Confidentiality Agreement”) by, such indemnified person or any of their directors, officers, employees, agents, attorneys or affiliates.  No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, Intralinks or similar information transmission systems in connection with the Senior Credit Facilities, except to the extent such damages arise from such indemnified person’s or any of their directors, officers, employees, agents, attorneys’ or affiliates’ gross negligence, willful misconduct or breach of this Commitment Letter, Fee Letter or Confidentiality Agreement.  No indemnified person shall be responsible or liable to any other party or any other person for any indirect, consequential or special damages.  The foregoing provisions of this paragraph shall be in addition to any rights that any indemnified person may have at common law or otherwise.

As you know, Wells Fargo or its affiliates may from time to time effect transactions, for its own account or for the accounts of customers, and may hold positions in loans, options on loans, securities and options on securities, of companies that may be the subject of the transactions contemplated by this Commitment Letter or otherwise relate to the Company or any of its subsidiaries.

Notwithstanding anything to the contrary contained herein, until the earliest of  (i) the termination or expiration of this Commitment Letter, (ii) the termination of the Merger Agreement (other than a termination of the Merger Agreement resulting from the Company’s board of directors determining that the Company has received a Superior Proposal (as defined in the Merger Agreement)), and (iii) your notifying Wells Fargo in writing that you are not proceeding with the Acquisition, Wells Fargo and its affiliates may not, directly or indirectly, provide, commit to provide or underwrite (or offer or agree to do so) any financing to any person other than Online for the purpose of providing all or a portion of the financing for the acquisition of the Company or any material portion of the Company’s assets.   The provisions of this paragraph shall survive termination of this Commitment Letter.

You acknowledge and agree that in connection with all elements of each transaction contemplated under this Commitment Letter and the Fee Letter (i) neither Wells Fargo nor any of its affiliates has assumed any advisory responsibility or any other obligation in favor of you or any of the Credit Parties except the obligations expressly provided for under this Commitment Letter and the Fee Letter and (ii) Wells Fargo and its affiliates, on the one hand, and you and the Credit Parties, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you or any of the Credit Parties rely on, any fiduciary duty on the part of Wells Fargo or any of its affiliates.

This Commitment Letter and the Fee Letter are intended solely for your benefit and nothing in this Commitment Letter or the Fee Letter, express or implied, shall give any person other than the parties hereto, any beneficial or legal right, remedy or claim hereunder.  Neither this Commitment Letter nor the Fee Letter is assignable by you, and neither may be relied upon by any other person or entity.  Notwithstanding Wells Fargo’s right to syndicate the Senior Credit Facilities and receive commitments with respect thereto, it is understood that no syndication or assignment of Wells Fargo’s commitment prior to the Closing Date shall reduce Wells Fargo’s obligation to (i) fund the entire principal amount of the Senior Credit Facilities required to be funded on the Closing Date in the event any person or entity shall fail to fund on

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the Closing Date all or any portion of the commitment assigned or syndicated to it or (ii) cause Lenders to commit to provide the entire Revolving Credit Facility under the Definitive Senior Financing Documents.  Each of this Commitment Letter and the Fee Letter is confidential and shall not be disclosed by any of the parties hereto to any person other than such party’s accountants, attorneys and other advisors, and, in the case of Wells Fargo and the Lead Arranger, their affiliates and prospective Lenders, purchasers and assignees, and then only on a confidential basis and in connection with the Transaction and the related transactions contemplated herein.  Any disclosure to an advisor may be made for the sole purpose of evaluating and advising on the offer of financing made in this Commitment Letter.  Additionally, any of the parties hereto may make such disclosures of this Commitment Letter and the Fee Letter as are required by regulatory authority, law (including the disclosure rules of the Securities and Exchange Commission) or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; provided that such party will use its commercially reasonable efforts to notify the other parties hereto of any such disclosure prior to making such disclosure.  Wells Fargo will use all confidential information provided to it or its affiliates by or on behalf of you or the Company hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent Wells Fargo or its affiliates from disclosing any such information as required or requested by regulatory authority, law or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or to prospective lenders in connection with the syndication of the Senior Credit Facilities; provided that Wells Fargo will use its commercially reasonable efforts to notify you of any such disclosure prior to making such disclosure.  Wells Fargo hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), Wells Fargo may be required to obtain, verify and record information that identifies you, which information would include your name and address and other information that would allow Wells Fargo to identify you in accordance with the Act.  Anything to the contrary contained herein notwithstanding, we hereby consent to your disclosure of a copy of this Commitment Letter and a copy of the Fee Letter (with fee amounts redacted) on a confidential basis to the Company and its financial and legal advisors for its use in connection with the evaluation of your proposal for the Transaction.

You hereby agree that upon consummation of the Transaction, Wells Fargo or any of its affiliates may place customary “tombstone” advertisements (which may include any of your trade names or corporate logos) in publications of its choice (including without limitation “e-tombstones” published or otherwise circulated in electronic form and related hyperlinks to your corporate website) at its own expense, subject to your consent, not to be unreasonably withheld.  In addition, you agree that Wells Fargo or any of its affiliates may disclose information about the transaction to market data collectors and similar service providers to the financing community.

Our offer will terminate on May 1, 2008, unless on or before that date you sign and return an enclosed counterpart of this Commitment Letter and the Fee Letter to Wells Fargo Bank, National Association, Financial Sponsors Group, 333 S. Grand Avenue, 9th Floor, Los Angeles, California 90071, attention Michael St. Geme.  The commitment herein provided for will also expire at the earliest of (i) the termination of the Merger Agreement; (ii) the closing of the Transaction without the use of the Senior Credit Facilities; or (iii) the close of business on

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October 30, 2008, if the closing of the Transaction has not occurred by such time; provided, however, that any term or provision hereof to the contrary notwithstanding all of your obligations hereunder and under the Fee Letter in respect of indemnification, confidentiality and fee and expense reimbursement shall survive any termination of the commitment pursuant to this paragraph.

Notwithstanding anything to the contrary contained herein, your obligations (including the obligation to indemnify each indemnified person and to pay legal fees and other expenses) and the representations and covenants under this Commitment Letter shall remain effective until the execution of the Definitive Senior Financing Documents and thereafter such obligations, representations and covenants shall be superseded by those contained in the Definitive Senior Financing Documents and you shall automatically be released from all liability under this Commitment Letter upon the execution of the Definitive Senior Financing Documents.  You may terminate this Commitment Letter at any time subject to the provisions of this paragraph.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.  Each of the undersigned parties hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon, or arising out of or in connection with, this Commitment Letter and the Fee Letter, and any course of conduct, course of dealing, statements (whether oral or written) or actions of any of the undersigned parties in connection herewith or therewith.  The parties hereto submit to the nonexclusive jurisdiction of the Federal and New York State courts located in the City of New York in connection with any dispute related to this Commitment Letter, the Fee Letter or any of the matters contemplated hereby or thereby.  This Commitment Letter and the Fee Letter constitute the entire understanding among the parties hereto with respect to the subject matter hereof and replace and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by each party hereto.  This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

We appreciate having been given the opportunity by you to be involved in this transaction.

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Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ S. Michael St. Geme
Title:	Senior Vice President

Commitment Letter

AGREED AND ACCEPTED as of
the date first written above:

UNITED ONLINE, INC.

By:	/s/ Mark R. Goldston
Name:	Mark R. Goldston
Title:	Chairman, President and Chief Executive Officer

Commitment Letter

ANNEX A

FTD Group, Inc.

$450,000,000 Senior Secured Credit Facilities

Summary of Terms and Conditions

The following summarizes selected terms of certain senior secured credit facilities (the “Senior Credit Facilities”) to be utilized in connection with the proposed acquisition of all of the outstanding shares (the “Acquisition”) of FTD Group, Inc. (the “Company”) by United Online, Inc. (“Online”).

This Summary of Terms is intended merely as an outline of certain of the material terms of the Senior Credit Facilities.  It does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation relating to the Senior Credit Facilities and it is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein.  All terms defined in the commitment letter (the “Commitment Letter”) to which this Summary of Terms is attached and not otherwise defined herein shall have the same meanings when used herein.

Borrower:

Online will form a corporation (the “Borrower”) that will be merged with and into the Company, with the Company being the surviving corporation and becoming the Borrower under the Senior Credit Facilities. The Borrower shall be a wholly-owned direct subsidiary of a newly-formed holding company (“Intermediate Co”), which will have no assets or business other than holding the stock of the Borrower. Intermediate Co will be a wholly-owned subsidiary of Online.

Guarantors:

Intermediate Co and all existing and future subsidiaries of the Borrower (the “Guarantors” and, together with the Borrower, the “Credit Parties”); provided, however, that non-U.S. subsidiaries shall not be required to deliver guaranties.

Sole Lead Arranger, Sole Book Manager and Administrative Agent:	Wells Fargo Bank, National Association (“Wells Fargo”, or the “Lead Arranger” and “Administrative Agent”).
Syndication Agent and/or Documentation Agent:

At the Lead Arranger’s option, financial institutions to be identified by the Lead Arranger which are acceptable to the Borrower and the Lead Arranger (the “Syndication Agent” and the “Documentation Agent”, respectively, and together with the Administrative Agent, the “Agents”).

Issuing Bank:	Wells Fargo Bank, National Association, or another bank agreed to by the Administrative Agent and Borrower (“Issuing Bank”).
Lenders:	A syndicate of financial institutions and institutional lenders

(including Wells Fargo) acceptable to Wells Fargo after consultation with the Borrower.
Closing Date:	The date the initial loans are made under the Senior Credit Facilities (the “Closing Date”) and not later than October 30, 2008.
Type and Amount:

The Senior Credit Facilities shall consist of the Revolving Credit Facility (“Revolving Credit Facility”), the Term Loan A Facility (“Term Loan A Facility”) and the Term Loan B Facility (“Term Loan B Facility” and, together with the Term Loan A Facility, the “Term Loan Facilities”).

Revolving Credit Facility. The Revolving Credit Facility will mature five years after the Closing Date and be in an original principal amount of $75,000,000 under which revolving loans may be made and under which standby and commercial letters of credit may be issued up to a sublimit to be agreed upon. A portion of the Revolving Credit Facility in an amount to be agreed upon shall be made available for same-day advances (the “Swingline Facility”). The Revolving Credit Facility will be unfunded at the Closing Date (other than up to approximately $6,400,000 in letters of credit).

Term Loan A Facility. The Term Loan A Facility will be made available in a single borrowing on the Closing Date. Once repaid, the term loans made under the Term Loan A Facility may not be reborrowed. Such term loans will have a final maturity date of five years after the Closing Date and be in an original principal amount of $175,000,000. Quarterly amortization will be required in aggregate annual amounts, expressed as a percentage of the original aggregate principal amount of the term loans made under the Term Loan A Facility, as follows:

Year	Aggregate Annual Amortization

1	5.0%
2	7.5%
3	10.0%
4	10.0%
5	12.5%
Maturity	55.0%
100.0%

Term Loan B Facility. The Term Loan B Facility will be made available in a single borrowing on the Closing Date. Once repaid, the term loans made under the Term Loan B Facility may not be reborrowed. Such term loans will have a final maturity date of six years after the Closing Date and be in an original principal amount of $200,000,000. Quarterly amortization will be required in aggregate annual amounts, expressed as a percentage of the original aggregate principal amount of the term loans made under the Term Loan B Facility, as follows:

Year	Aggregate Annual Amortization

1	1%
2	1%
3	1%
4	1%
5	1%
6	95%
100%

Purpose:

A description of the sources and uses of the funds used to consummate the Transaction is set forth in the Sources and Uses Table attached as Schedule I hereto. In addition, the Revolving Credit Facility will provide for the working capital requirements and other corporate purposes (including permitted acquisitions) of the Credit Parties after the consummation of the Transaction, subject to the issuance of up to approximately $6,400,000 of letters of credit on the Closing Date. As used herein, “Transaction” shall refer to the Acquisition, the Refinancing and Fee and Expense Payments, each approximately as described in such Schedule I and to the other transactions contemplated hereby.

Security:

The Senior Credit Facilities will be secured by first priority perfected liens on substantially all existing and after-acquired personal property (tangible and intangible) of the Borrower and the Guarantors, including without limitation all accounts receivable, inventory, equipment, intellectual property, other personal property, and owned real property with a value equal to or greater than $5,000,000, and a pledge of the capital stock of the Borrower and its subsidiaries owned by the Borrower and the Guarantors, subject in each case to such exceptions as may be agreed upon (the “Collateral”); provided, however, that no more than 66.0% of the equity interests of first-tier non-U.S. subsidiaries will be required to be pledged as security.

Notwithstanding the foregoing, the following assets will be excluded from the Collateral securing the Senior Credit Facilities: (i) leasehold interests in real property, (ii) fee interest in real property valued at less than $5,000,000, (iii) those assets over which the granting of a security interest in such assets would be prohibited by contract or applicable law and (iv) other exceptions to be mutually agreed upon or which are usual for facilities of this type.

The Collateral shall ratably secure the Senior Credit Facilities and any permitted interest rate swap, currency or similar hedging arrangements between the Credit Parties and a Lender or its affiliates under the Senior Credit Facilities.

Negative pledge on all assets of the Credit Parties, subject to customary permitted liens to be agreed upon.

Interest Rates:

All amounts outstanding under the Senior Credit Facilities shall bear interest, at the Borrower’s option, at the Base Rate or at the reserve adjusted LIBOR Rate plus, in each case, an applicable margin in an amount to be agreed upon.

Interest Payments:

Quarterly for Base Rate Loans; on the last day of selected interest periods (which shall be one, two, three and six months) for LIBOR Loans (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year; provided that interest on Base Rate Loans shall be computed on the basis of a 365/366 day year for actual days elapsed.

Interest Rate Protection:

Within 90 days after the Closing Date, the Borrower will obtain interest rate protection, pursuant to interest rate swaps, caps or other similar arrangements reasonably satisfactory to the Administrative Agent, against increases in interest rates with respect to a notional amount equal to not less than 40% of the term loans outstanding under the Term Loan Facilities on the Closing Date, such arrangements to remain in effect for a period of not less than three years after the Closing Date.

Letter of Credit Fees:

A per annum letter of credit fee equal to the applicable margin for LIBOR Loans under the Revolving Credit Facility, which shall be shared by all Lenders with commitments under the Revolving Credit Facility, and a fronting fee equal to the greater of (a) 0.25% per annum and (b) $500, which shall be retained by the Issuing Bank, in each case based upon the applicable percentage multiplied by the amount available from time to time for drawing under such letter of credit and payable quarterly in arrears. Customary drawing and amendment fees will be charged by each Issuing Bank.

Commitment Fees:

Commitment fees equal to a percentage per annum (the “commitment fee percentage”) to be agreed upon times the daily average unused portion of the Revolving Credit Facility shall accrue from the Closing Date and shall be computed on the basis of a 360-day year and payable quarterly in arrears and upon the maturity or termination of the Revolving Credit Facility.
Voluntary Prepayments and Commitment Reductions:

The Senior Credit Facilities may be prepaid in whole or in part without premium or penalty (LIBOR Loans prepayable only on the last days of related interest periods or upon payment of any breakage costs) and the Lenders’ commitments relative thereto reduced or terminated upon such notice and in such amounts as may be agreed upon. Voluntary prepayments of the Term Loan Facilities shall be applied among the Term Loan A Facility and the Term Loan B Facility as directed by the Borrower and to the remaining scheduled installments thereof first to any scheduled installments thereof due in the next succeeding 12 months in order of maturity and thereafter on a pro rata basis to all remaining scheduled installments thereof; provided, however, that voluntary prepayments applied exclusively to the Term Loan A Facility or among the Term Loan A Facility and the Term Loan B Facility on a non pro rata basis shall not exceed $5,000,000 during any fiscal year (with the unused amount in any fiscal year being available for use in succeeding fiscal years in an amount not to exceed $15,000,000 in the aggregate for all such amounts carried forward (it being understood that if $15,000,000 were carried forward to any year, $20,000,000 would be available in such year)).

Mandatory Prepayments and Commitment Reductions:

Subject to certain exceptions customary and appropriate for financings of this type (including reinvestment rights) to be agreed upon, the Senior Credit Facilities will be prepaid by an amount equal to: (i) 100.0% of the net cash proceeds of all asset dispositions by the Credit Parties; (ii) 100.0% of the net cash proceeds from the issuance of debt that is not permitted to be incurred under the Definitive Senior Financing Documents (as defined below) by the Credit Parties; (iii) 100.0% of net insurance/condemnation proceeds; (iv) 50.0% of the net cash proceeds from the issuance of equity by the Credit Parties (excluding equity issued to Online or its subsidiaries or to management, directors and employees); and (v) 75.0% of Excess Cash Flow (as defined below) for each fiscal year, commencing with the first full fiscal year following the Closing Date (and with step-downs to 50% and 0% if the Borrower’s Leverage Ratio is less than 3.00 to 1.00 and 2.00 to 1.00, respectively); provided that the required amount of such Excess Cash Flow prepayment will be reduced on a dollar for dollar basis by the amount of any voluntary prepayments of the Senior Credit Facilities (other than prepayments of the Revolving Credit Facility that do not result in a commitment reduction) made prior to the end of the fiscal year for which any excess cash flow prepayment is payable. Excess Cash Flow means Consolidated Adjusted EBITDA (to be defined as set forth on Schedule II attached hereto) less cash interest, scheduled amortization of the Term Loan Facilities, cash taxes, capital expenditures, permitted acquisitions and other investments, extraordinary cash losses and other cash expenses added in calculating Consolidated Adjusted EBITDA, and plus or minus changes in working capital. Working capital will be defined to exclude cash and cash equivalents and current debt.

All mandatory prepayments shall be applied first to the prepayment of the Term Loan Facilities and thereafter to the prepayment of the Revolving Credit Facility and the reduction of the commitments thereunder. All such mandatory prepayments of the Term Loan Facilities shall be applied ratably to the Term Loan A Facility and the Term Loan B Facility and to the remaining scheduled installments thereof on a pro rata basis. Notwithstanding the foregoing, in the case of any mandatory prepayment to be applied to the Term Loan B Facility, the holders thereof, so long as there is a principal balance outstanding with respect to the Term Loan A Facility, may waive the right to receive the amount of such mandatory prepayment and, in such event, the amount that would otherwise have been applied as a mandatory prepayment of such Term Loan B Facility shall be applied to the prepayment of the Term Loan A Facility.

Representations and Warranties:

Customary and appropriate for financings of this type (subject to exceptions to be determined and with qualifications and caveats customary for facilities of this nature), limited to the following: due organization, powers, qualification, good standing, business, subsidiaries, authorization, enforceability, no conflict, governmental consents, binding obligation, historical financial condition, no material adverse changes, no restricted junior payments, title to properties, liens, properties, intellectual property, litigation/adverse facts, payment of taxes, performance of agreements/material contracts, governmental regulation, employee benefit plans, certain fees, compliance with laws and regulations, environmental protection, employee matters, solvency, perfection and priority of liens securing the Senior Credit Facilities, governmental authorizations, absence of third-party filings, securities activities/margin regulations, information regarding collateral, full disclosure, subordinated indebtedness, related agreements, reporting to IRS, foreign asset control regulations, inactivity or immateriality of certain subsidiaries; provided that such representations and warranties shall, on the Closing Date, be limited in scope to the Specified Representations and the representations and warranties related to the Company identified in the fifth paragraph of the Commitment Letter to the extent permitted as a condition precedent to the availability of the Senior

Credit Facilities pursuant thereto.
Financial Covenants:

Financial Covenants shall be limited to the following:

Leverage Ratio - defined as the ratio of (i) all obligations of the Borrower and its subsidiaries for borrowed money including but not limited to (a) senior bank debt, senior notes, and subordinated debt, (b) capital leases, (c) issued and outstanding letters of credit, (d) guarantees of borrowed money, (e) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (1) due more than six months from the date of incurrence of the obligation in respect thereof or (2) evidenced by a note or similar written instrument, and (f) all indebtedness secured by any lien on any property or asset owned or held by the Borrower and its subsidiaries regardless of whether the indebtedness secured thereby shall have been assumed by the Borrower and its subsidiaries or is nonrecourse to the credit of the Borrower and its subsidiaries (subject to exceptions to be agreed upon) to (ii) Consolidated Adjusted EBITDA of the Borrower and its subsidiaries not in excess of the ratios set forth on Schedule III attached hereto. The Leverage Ratio will be tested quarterly with Consolidated Adjusted EBITDA being calculated on a rolling four quarter basis. Any of the Borrower’s 7.75% senior subordinated notes which are subject to covenant defeasance will not be deemed outstanding for purposes of the Maximum Leverage Ratio or for any other purposes of the Senior Credit Facilities.

Fixed Charge Coverage Ratio - defined as the ratio of (i) Consolidated Adjusted EBITDA of the Borrower and its subsidiaries minus the sum of (a) cash taxes and (b) the greater of maintenance capital expenditures (excluding capital expenditures financed other than from internally generated cash) and $8,000,000 to (ii) cash interest expense plus scheduled debt payments (as such scheduled debt payments may be reduced from time to time by voluntary and mandatory prepayments) of at least the ratios set forth on Schedule III attached hereto. The Fixed Charge Coverage Ratio will be tested quarterly and calculated on a trailing four quarter basis.

Maximum Capital Expenditures - defined as the maximum amount of allowable capital expenditures to be incurred by the Borrower during each fiscal year and not to exceed the amounts set forth on Schedule III annexed hereto (with 100% of any unused amounts in any fiscal year (in an amount not to exceed 50% of the permitted capital expenditures for such fiscal year) being available for use in the immediately following fiscal year with any capital expenditures in such following year to be applied first to such unused amounts); provided, however, that the foregoing limitations shall not restrict capital expenditures funded with the proceeds of equity issuances.

Other Covenants:

Customary and appropriate affirmative and negative covenants for financings of this type (subject to exceptions and baskets to be mutually agreed upon and customary for financings of this nature), limited to the following: affirmative covenants regarding financial statements and other reports, existence, payment of taxes and claims, maintenance of properties, insurance, application of proceeds, inspection rights, lender meetings, compliance with laws, environmental matters, execution of subsidiary guaranty and personal property collateral documents, matters regarding additional real property, interest rate protection; negative covenants limiting other indebtedness, liens, investments, acquisitions, contingent obligations, restricted junior payments (dividends, redemptions and payments on subordinated debt (including exceptions to fund the portion of Online’s taxes related to the Borrower and its subsidiaries and the Borrower’s allocated portion of shared expenses to the extent such expenses are reflected in the calculation of Consolidated Adjusted EBITDA of the Borrower and its subsidiaries)), mergers and acquisitions, sales of assets, fundamental changes, amendments to related agreements, fiscal year, transactions with affiliates, conduct of business, sale-leasebacks, use of proceeds, ERISA liabilities and reporting requirements.

Events of Default:

Customary and appropriate for financings of this type (subject to customary and appropriate grace periods qualifications and caveats), limited to the following: failure to make payments when due, defaults under indebtedness or contingent obligations in excess of specified amounts, noncompliance with covenants or any other provision of the Definitive Senior Financing Documents, breaches of representations and warranties, bankruptcy, dissolution, judgments in excess of specified amounts, attachments in excess of specified amounts, ERISA liability in excess of specified amounts, invalidity of loan documents, invalidity of guaranties, impairment of security interests in Collateral, repudiation of Collateral, Changes of Control (to be defined), conduct of business of Intermediate Co, failure of certain subsidiaries to remain inactive and failure to consummate the Acquisition.

Conditions Precedent to Initial Funding:	The Borrower shall have satisfied the conditions set forth in Annex B attached to the Commitment Letter and the Specified Representations shall be accurate in all material respects.

Conditions to Borrowings other than the Initial Borrowings:

The conditions precedent to borrowings made after the Closing Date will consist of delivery of a customary written notice of borrowing, the accuracy in all material respects of representations and warranties, the absence of any event of default or potential event of default, the initial loans shall have been funded on the Closing Date, and no order shall restrain Lenders from making the loans.

Indemnification:

The Borrower shall indemnify the Lead Arranger, Agents, each Lender and each of their respective affiliates directors, officers, agents attorneys and employees from and against any losses, claims, damages, liabilities and other expenses in a manner customary for financings of this type.

Assignments and Participations:

The Lenders may assign all or in minimum amounts of $1,000,000 any portion of their shares of the Senior Credit Facilities to their affiliates, to other Lenders, or to one or more financial institutions or institutional lenders that are Eligible Assignees (as defined below).  The Lenders will have the right to sell participations, subject to customary limitations on voting rights, in their shares of the Senior Credit Facilities.

Eligible Assignee shall mean (a) if the assignment includes assignment of a loan under the Term Loan A Facility or the Term Loan B Facility, (i) any Lender, (ii) an affiliate of any Lender, (iii) an Approved Fund (to be defined) and (iv) any other person approved by the Administrative Agent and (b) if the assignment includes assignment of a revolving commitment, (i) any Revolving Lender and (ii) any other person approved by the Administrative Agent, the Issuing Bank, the Swingline Lender and the Borrower; provided that in each case, no approval of the Borrower shall be required during the continuance of an event of default; provided further that none of the Company, any affiliate of the Company or any person acting at the direction of, or in concert with, any such person, shall be an Eligible Assignee.

Waivers and Amendments:

Amendments and waivers will require the approval of Lenders holding in the aggregate more than 50% of the loans and commitments under the Senior Credit Facilities provided that (i) the consent of each Lender directly affected thereby shall be required for (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees, (c) extensions of final and interim scheduled maturities or times for payment of interest or fees, (d) releases of all or substantially all the Collateral and (e) releases of all or substantially all of the Guarantors, and (ii) the consent of the Lenders holding in the aggregate more than 50% of the loans and commitments of an affected class of the Lenders shall be required for changes in mandatory or voluntary prepayments or commitment reductions which disproportionately disadvantage such class.

Taxes, Reserve Requirements and Indemnities:

All payments are to be made free and clear of any present or future taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings, or other deductions whatsoever.  Foreign Lenders shall furnish to the Administrative Agent (for delivery to the Borrower) appropriate certificates or other evidence of exemption from U.S. federal income tax withholding.

The Borrower shall indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions.

Governing Law and Jurisdiction:

The Borrower will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury.  New York law shall govern the definitive loan documents.

Lead Arranger’s and Administrative Agent’s Counsel:	O’Melveny & Myers LLP.

SCHEDULE I

ESTIMATED SOURCES AND USES

Financing Scenario 1 (Online issues the Online Debt):

Sources

Senior Credit Facilities
Term Loan Facilities	$375,000,000
Revolving Credit Facility[1]	$0
Cash Contribution by Online	$197,500,000
Online Equity Issuance	$131,900,000	[2]
Online Debt	$100,000,000	[3]

Total Sources	$804,400,000

Uses

Purchase Price[4]	$453,700,000

Refinance Existing Debt	$281,200,000
Fees and Expenses	$69,500,000

Total Uses	$804,400,000

1 The Revolving Credit Facility will be unfunded on the Closing Date other than up to approximately $6,400,000 in outstanding letters of credit.

2 Assumes 12.35 million shares (based upon a fixed exchange ratio of 0.4087 Online shares per Company share) issued at $10.68 per share.  Actual market price to be determined at the time of issuance.

3 Except to the extent reduced in connection with an initial public offering of Classmates Media Corporation as described in the Merger Agreement.

4 Purchase Price represents $15.01 per share assuming 30.2 million fully diluted shares.

Financing Scenario 2 (Online does not issue the Online Debt):

Sources

Senior Credit Facilities	$375,000,000
Term Loan Facilities	$0
Revolving Credit Facility[5]
Cash Contribution by Online
(including proceeds of Alternative Online Debt)	$282,200,000
Online Equity Issuance	$131,800,000	[6]

Total Sources	$789,000,000

Uses

Purchase Price[7]	$438,300,000

Refinance Existing Debt	$281,200,000
Fees and Expenses	$69,500,000

Total Uses	$789,000,000

5 The Revolving Credit Facility will be unfunded on the Closing Date other than up to approximately $6,400,000 in outstanding letters of credit.

6 Assumes 12.35 million shares (based upon a fixed exchange ratio of 0.4087 Online shares per Company share) issued at $10.68 per share.  Actual market price to be determined at the time of issuance.

7 Purchase Price represents $14.51 per share assuming 30.2 million fully diluted shares.

SCHEDULE II

CERTAIN DEFINITIONS

“Consolidated Adjusted EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income (as defined below), (ii) Consolidated Interest Expense (as defined below), (iii) provisions for taxes based on income, (including provisions recorded to the extent necessary to permit any corporate parent (or any affiliate of such corporate parent) to discharge the consolidated, combined or other group tax liabilities of such corporate parent and its subsidiaries), (iv) total depreciation expense, (v) total amortization expense, (vi) Transaction Costs (as defined below), (vii) management or employee retention or incentive expenses under the Company’s cliff bonus plan or any other bonus or incentive plan, (viii) any foreign currency translation or transaction gains or losses (including gains or losses related to currency remeasurements of indebtedness), (ix) all extraordinary, unusual or non-recurring losses, charges or expenses (minus any extraordinary, unusual or non-recurring gains) (it being understood and agreed that Item 10(e) of Regulation S-K under the Securities Act of 1933 (“Regulation S-K”) shall not constitute a limitation on any such determination and unusual or non-recurring losses, charges, expenses or gains shall be determined by Company in good faith), (x) all other non-cash items, including, without limitation, non-cash stock compensation expenses for officers, directors, employees and consultants (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), (xi) all expenses incurred in connection with the prepayment, amendment or refinancing of indebtedness, and (xii) (A) any impairment charge or asset write-off or write-down, in each case relating to an intangible asset, pursuant to Financial Accounting Standards Board Statements No. 142 and No. 144, (B) the amortization of intangible assets arising pursuant to Financial Accounting Standards Board Statement No. 141, (C) the amortization or write-off deferred financing fees and (D) the amortization of other intangible assets, but only, in the case of clauses (ii)-(xii), to the extent deducted in the calculation of Consolidated Net Income, less non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash items to the extent expected to result in the receipt of cash payments in any future period), and all of the foregoing as determined on a consolidated basis for Company and its subsidiaries in conformity with GAAP (as in effect on the Closing Date).

The foregoing notwithstanding, for purposes of determining Consolidated Adjusted EBITDA for any period that includes any of the months ended March 31, 2007, April 30, 2007, May 31, 2007, June 30, 2007, July 31, 2007, August 31, 2007, September 30, 2007, October 31, 2007, November 30, 2007, December 31, 2007, January 31, 2008 and February 29, 2008, Consolidated Adjusted EBITDA for such periods shall be deemed to be $11,300,000, $6,800,000, $14,500,000, $6,900,000, $6,500,000, $6,700,000, $8,200,000, $7,600,000, $6,500,000, $11,100,000, $4,700,000 and $11,300,000, respectively.

Other than for purposes of calculating excess cash flow, Consolidated Adjusted EBITDA shall be calculated on a pro forma basis to give effect to any permitted acquisition, investment and asset sale (other than sales of assets in the ordinary course of business) consummated at any time on or after the first day of the test period and prior to the date of determination as if each such permitted acquisition and investment had been effected on the first day of such period and as if each such permitted asset sale had been consummated on the day prior to the first day of such period.

“Closing Date Consolidated Adjusted EBITDA” means Consolidated Adjusted EBITDA; provided, however, that (i) the elements thereof shall be determined in conformity with GAAP as in effect on the date of this Commitment Letter, (ii) the amount of Transaction Costs to be included shall not exceed $10,000,000 in the aggregate, and (iii) the amount of (a) extraordinary losses, charges and expenses and (b) unusual or non-recurring losses, charges and expenses that would not be classified as unusual or non-recurring under Item 10(e) of Regulation S-K to be included shall not exceed $10,000,000 in the aggregate.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest) of Company and its subsidiaries on a consolidated basis with respect to all outstanding indebtedness of Company and its subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements (as defined below) and fees payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP.  For purposes of the foregoing, total interest expense shall be determined after giving effect to any net payments made or received with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a subsidiary of Company) in which any other Person (other than Company or any of its subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a subsidiary of Company or is merged into or consolidated with Company or any of its subsidiaries or that Person’s assets are acquired by Company or any of its subsidiaries (provided however that the exclusion in this sub-clause (ii) shall not apply in connection with the calculation of any financial ratio), (iii) the income of any subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any employee benefit plan (other than a multiemployer plan), (v) non-cash gains and losses attributable to the movement in the mark to market valuation of Hedge Obligations (as defined below) pursuant to Financial Accounting Standards Board Statement No. 133) and (vi) (to the extent not included in clauses (i) through (v) above) any net non-cash extraordinary gains or net extraordinary losses.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement in which Company or any of its subsidiaries is a party.

“Hedge Obligations” means any obligation in respect of an Interest Rate Agreement or a Currency Agreement.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its subsidiaries is a party.

“Transaction Costs” means the fees, costs and expenses payable by Intermediate Co or any of its subsidiaries in connection with the transactions contemplated by the Commitment Letter (including the Acquisition and the financings utilized to consummate the Acquisition).

SCHEDULE III

COVENANTS

Maximum Leverage Ratio:

Closing - 3QCY09	<4.75x
4QCY09 - 3QCY10	<4.50x
4QCY10 - 3QCY11	<4.00x
4QCY11 - 3QCY12	<3.50x
4QCY12 - 3QCY13	<3.00x
4QCY13 and thereafter	<2.50x

Minimum Fixed Charge Coverage Ratio:

Closing and thereafter	1.35x

Maximum Capital Expenditures:

CY2008	$17,000,000
CY2009	$15,000,000
CY2010	$10,000,000
CY2011 and anycalendar year thereafter	$11,000,000

ANNEX B
INITIAL CONDITIONS PRECEDENT

The obligation to make the initial loans under the Senior Credit Facilities is subject to the satisfaction of the conditions precedent set forth in the Commitment Letter and on this Annex B) (all terms defined in the Summary of Terms or in the Commitment Letter to which this Annex B is attached and not otherwise defined herein having the same meanings when used herein).

Transaction Structure and Documentation:

The Transaction shall be consummated in accordance in all material respects with the Merger Agreement and no provision of the Merger Agreement shall have been amended, supplemented, waived or otherwise modified in any manner which is materially adverse to the Lenders without the prior written consent of the Lead Arranger.

Senior Credit Facilities Documentation:

The definitive documentation evidencing the Senior Credit Facilities (the “Definitive Senior Financing Documents”) shall be prepared by counsel to the Lead Arranger, shall be in form and substance consistent with the Commitment Letter (including without limitation the fifth paragraph thereof) and shall have been executed and delivered by the Credit Parties.  Terms of the Senior Credit Facilities not set forth in the Commitment Letter shall be mutually agreed upon by the Borrower and the Lead Arranger.  Such Definitive Senior Financing Documents shall provide for delivery of the following in customary form: legal opinions, officers’ certificates, incumbency certificates, compliance certificates, a solvency certificate from an officer of the Company or the Acquisition Sub, resolutions, corporate and public records, guaranties, security agreements, mortgage, termination statements, IP security interest grants, foreign pledge agreements, UCC financing statements, stock certificates, insurance certificates, copies of related agreements and evidence of governmental authorizations required by the Merger Agreement and shall provide for the use of reasonable efforts by the Borrower, upon the request of the Lead Arranger, to obtain a Phase 1 environmental report.

Equity Contribution:

Cash on hand of Online shall be contributed as cash common equity to the Borrower in at least the amounts described (i) in clause (A) (x) of the definition of Financing Scenario 1 or (ii) in Financing Scenario 2.  The covenants, defaults, remedies and all other terms of the Online Debt (if any) shall be reasonably satisfactory to the Lead Arranger (it being acknowledged by the Lead Arranger that all terms of the Online Debt described in the Description of Notes attached to the Merger Agreement are satisfactory to the Lead Arranger).  The covenants, defaults, remedies and all other terms of the Alternative Online Debt (if any) shall be reasonably satisfactory to the Lead Arranger.  The holders of the Online Debt and/or the Alternative Online Debt shall have no recourse to the Borrower or its assets for payment of the Online Debt or Alternative Online Debt, as the case may be.  The terms and conditions of the cash equity contributions to the Borrower (if other than common equity or capital contribution) shall be reasonably satisfactory to the Lead Arranger.  Upon consummation of the Transaction, Online shall, directly or indirectly, control Intermediate Co.

Escrow

In the event that there is Dissenting Common Stock, an escrow or similar arrangement (the “Escrow”) shall have been established on terms reasonably satisfactory to the Lead Arranger and Online.  The Lead Arranger has been instructed by the Borrower to deposit an amount equal to the Cash Merger Consideration (as defined in the Merger Agreement) that would have been payable in respect of all Dissenting Common Stock (as defined in the Merger Agreement) in the Escrow using the term loans that would otherwise have been distributed to the Borrower on the Closing Date but for such Dissenting Common Stock.  The escrowed term loans shall be released from the Escrow on the earlier of (i) the settlement or resolution of the appraisal proceedings with respect to any particular holder of Dissenting Common Stock in proportion to the amount of Dissenting Common Stock for which such resolution or settlement relates and (ii) the one year anniversary of the Closing Date.

Existing Debt:	The Refinancing shall have been consummated, all commitments relating thereto shall have been terminated and all liens or security interests related thereto shall have been terminated or released.
Fees and Expenses:

All fees and expenses to be paid on or prior to the Closing Date to the Administrative Agent or other Agents, the Lead Arranger and the Lenders as set forth in the Commitment Letter and the Fee Letter shall have been paid in full.

Financial Statements:

The Lead Arranger shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date; (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date and after the most recently completed fiscal year of the Company for which audited financial statements have been prepared (but in any event excluding the fourth fiscal quarter of any fiscal year of the Company); (iii) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its subsidiaries as of and for the most recently completed 12 month period ended at least 30 days prior to the Closing Date as if prepared after giving effect to the Transaction (including the financings contemplated hereby) as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income); and (iv) unaudited consolidated balance sheets and related statements of income, stockholder’s equity and cash flows of the Company and its subsidiaries for each subsequent calendar month ended at least 30 days prior to the Closing Date and after the most recently completed fiscal quarter of the Company for which unaudited financial statements have been prepared.

Closing Date Certificate:

On the Closing Date, the Borrower shall deliver to the Lead Arranger a Closing Date Certificate signed by the Borrower’s chief financial officer, demonstrating in reasonable detail that Closing Date Consolidated Adjusted EBITDA of the Company and its subsidiaries for the most recently completed trailing 12 month period ended at least 30 days prior to the Closing Date for which financial statements are available pursuant to clauses (i), (ii) and (iv) of “Financial Statements” above of not less than $97,500,000.

Credit Ratings:

If requested by the Lead Arranger, the Company shall use commercially reasonable efforts to obtain, at least 30 days prior to the Closing Date, an LT issuer rating from Moody’s Investors Service, Inc. and an issuer credit rating from Standard & Poor’s Ratings Service, in each case, giving pro forma effect to the consummation of the Transaction.